EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:  David Wittenkamp
          The 3DO Company
          david.wittenkamp@3do.com


                  THE 3DO COMPANY NOTIFIED OF NASDAQ DELISTING


REDWOOD CITY, CA (May 30, 2003) --The 3DO Company, a Delaware corporation (Nasdaq: THDO), announced today that Nasdaq will delist the Company's common stock from The Nasdaq Stock Market at the opening of trading on June 9, 2003. The delisting is related to the Company's filing of a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Northern District of California on May 28, 2003. Nasdaq notified the Company that the securities will be delisted pursuant to Nasdaq Marketplace Rules 4300 and 4450(f), which generally provide that Nasdaq may exercise its discretionary authority to delist securities if an issuer files for bankruptcy protection. Nasdaq also cited concerns about the Company's ability to maintain the continued listing requirements under Nasdaq Marketplace Rule 4450. Additionally, the determination was based upon Nasdaq Marketplace Rule 4310 for failure of the Company to pay annual fees. Commencing on June 2, 2003, the trading symbol for the Company's securities will be changed from THDO to THDOQ. The 3DO Company is in the process of evaluating trading of its common stock on the OTC Bulletin Board or in the pink sheets.

About The 3DO Company

The 3DO Company, headquartered in Redwood City, Calif., develops, publishes and distributes interactive entertainment software for personal computers, the
Internet, and advanced entertainment systems such as the PlayStation(R)2 computer entertainment system, the Xbox(TM) video game system from Microsoft, and the Nintendo GameCube(TM) and Game Boy(R) Advance systems. More information about The 3DO Company and 3DO products can be found on the Internet at www.3do.com.
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The  statements  contained  in this release  that are not  historical  facts are
"forward-looking statements" that are subject to risks and uncertainties. Actual results may vary. The Company's bankruptcy filing, uncertainties about the Company's financial results and condition, and measures taken by the Company to decrease cash requirements will adversely affect the Company's business. The Company has not entered into any definitive agreements regarding the sale of the Company or any of its assets. There can be no assurance that the Company will be able to complete such a transaction, or on acceptable terms, or that such a transaction would provide the Company with proceeds to repay creditors and make distributions to holders of equity securities. Delisting will adversely affect the liquidity of our common stock and there can be no assurance that a trading market will be maintained for our common stock. Further information on potential factors which could affect such forward-looking statements and the Company's financial results are described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2002, and the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2002, September 30, 2002, and
June  30,  2002.   The  Company   disclaims   any   obligation   to  update  any
forward-looking statement to reflect events or circumstances occurring after the date hereof.

                                      # # #

3DO,and the 3DO logo, are trademarks or registered trademarks of The 3DO Company in the U.S. and other countries.

"PlayStation" and the "PS" Family logo are registered trademarks of Sony Computer Entertainment Inc.

(TM), (R), Game Boy Advance and the Nintendo GameCube logo are trademarks of Nintendo. (C) 2001 Nintendo.

Xbox is a trademark of Microsoft Corporation in the United States and/or other countries.

All other trademarks belong to their respective owners.